UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2007

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 20, 2007, The Valspar Corporation, a Delaware corporation (the “Corporation”), announced the addition of Ms. Janel Haugarth and Mr. Stephen Newlin to its Board of Directors. Ms. Haugarth and Mr. Newlin were appointed to the Board of Directors at the board’s meeting held on June 20, 2007. Ms. Haugarth was also appointed to the Audit and Governance Committees and Mr. Newlin was also appointed to the Compensation and Governance Committees of the Board of Directors.

Ms. Haugarth, 52, is Executive Vice President, President and Chief Operating Officer, Supply Chain Services of Supervalu Inc. Mr. Newlin, 54, is Chairman, President and Chief Executive Officer of PolyOne Corporation. PolyOne supplies certain products to the Corporation, and its sales to the Corporation were approximately $7,200,000 in the fiscal year ended October 27, 2006. In connection with their appointment to the Board and committees, the Board determined that Ms. Haugarth and Mr. Newlin were independent under the applicable standards of the New York Stock Exchange and the Securities and Exchange Commission.

The Compensation Committee of the Corporation’s Board of Directors granted non-qualified stock options under the 1991 Stock Option Plan to Ms. Haugarth and Mr. Newlin effective June 20, 2007 with a value equal to one year’s retainer for the Corporation’s directors, which is $65,000. Each such option covers 8,650 shares with an exercise price of $28.15 per share, equal to the closing price of Valspar stock on the date of grant. The grants are exercisable in full, have a term of ten years and are transferable to family members during the lifetime of the optionee. In addition, as provided in the Corporation’s Stock Option Plan for Non-Employee Directors, each non-employee director who is serving on the Board on the date of the October Board meeting in any year is granted a non-qualified stock option for fiscal year service with a value equal to one year’s retainer.

Item 7.01	Regulation FD Disclosure.

On June 20, 2007, The Valspar Corporation issued a press release. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release dated June 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION
Date: June 20, 2007	By:	/s/ Rolf Engh
	Name:	Rolf Engh
	Title:	Secretary